                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [  ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement   [  ]  Confidential, for Use of the Commission
[X] Definitive Proxy Statement          only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            IMPATH Inc.
 ...............................................................................
              (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1) Title of each class of securities to which transaction applies:

          .....................................................................

       2) Aggregate number of securities to which transaction applies:

          .....................................................................

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

          .....................................................................

       4) Proposed maximum aggregate value of transaction:

          .....................................................................

       5) Total fee paid:

          .....................................................................

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:

              .................................................................
       2)     Form, Schedule or Registration Statement No.:

              .................................................................
       3)     Filing party:

              .................................................................
       4)     Date Filed:

              .................................................................

                                 [IMPATH LOGO]

                           -------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 26, 1998


                           -------------------------
                                                             New York, New York
                                                             May 8, 1998

To the Holders of Common Stock
  of IMPATH Inc.:

     The Annual Meeting of Stockholders of IMPATH Inc. will be held at The Regency Hotel, 540 Park Avenue, New York, New York, on Friday, June 26, 1998 at 9:30 A.M. local time for the following purposes, as more fully described in the accompanying Proxy Statement:


     1. To elect seven members of the Board of Directors of the Company.

     2. To consider and take action upon a proposal to ratify the Board of Directors' selection of KPMG Peat Marwick LLP to serve as the Company's independent accountants for the Company's fiscal year ending December 31, 1998.

     3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The close of business on May 1, 1998 has been fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting. A list of the stockholders entitled to vote at the Meeting may be examined at the offices of the Company at 521 West 57th Street, New York, New York 10019, during the ten-day period preceding the Meeting.

                By Order of the Board of Directors,

                                                   John P. Gandolfo
                                                   Secretary

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MARK, SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, SO THAT YOUR VOTE CAN BE RECORDED.

                                   IMPATH Inc.

                                 --------------

                                 PROXY STATEMENT

                                 --------------

     This Proxy Statement, which will be mailed commencing on or about May 8, 1998 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of IMPATH Inc. for use at the Annual Meeting of Stockholders to be held on June 26, 1998, and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive offices are located at 521 West 57th Street, New York, New York 10019.

     At the close of business on May 1, 1998, the record date stated in the accompanying Notice, the Company had issued and outstanding 7,906,936 shares of common stock, $.005 par value ("Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock.

     A majority of the issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum.

     Directors are elected by plurality vote. Adoption of proposal 2 will require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote thereon at the meeting. Shares held by stockholders who abstain from voting on a matter will be treated as "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where (i) such broker or nominee has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) such broker or nominee does not have discretionary voting power on such matter.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of March 31, 1998, the number of shares of Common Stock of the Company beneficially owned by each of the Company's directors and nominees for directors, each of the Company's five most highly compensated executive officers, and all directors and executive officers as a group, based upon information provided by such persons to the Company.


                                                      Shares of Common Stock             Percent
Name                                                   Owned Beneficially(1)           of Class(1)

Anu D. Saad, Ph.D. (2)...........................             175,789                     2.2%
John P. Gandolfo (3).............................              30,865                       *
Moacyr DaSilva, M.D. (4).........................               9,286                       *
Bruce C. Horten, M.D. (5)........................              12,698                       *
Richard P. Adelson (6)...........................              15,640                       *
John L. Cassis (7)...............................              14,957                       *
Richard J. Cote, M.D. (8)........................              92,088                     1.2%
Richard Kessler (9)..............................             134,109                     1.7%
Joseph A. Mollica, Ph.D. (10)....................               9,746                       *
Marcel Rozencweig, M.D. (11).....................               2,658                       *
David B. Snow, Jr. (12)..........................               9,746                       *
All directors and executive officers as a group
     (11 persons) (2), (3), (4), (5), (6), (7),
     (8), (9), (10), (11), (12)..................             507,582                     6.3%

-------------
 *    Less than one percent.
(1) Amounts and percentages include outstanding warrants or options which are exercisable within 60 days of March 31, 1998.
(2) Includes 108,145 shares issuable pursuant to currently exercisable stock options.
(3) Includes 22,732 shares issuable pursuant to currently exercisable stock options and 213 shares issuable pursuant to currently exercisable warrants.
(4) Consists of 9,286 shares issuable pursuant to currently exercisable stock options.
(5) Includes 12,198 shares issuable pursuant to currently exercisable stock options.
(6) Includes 10,050 shares issuable pursuant to currently exercisable stock options.
(7) Includes 9,155 shares issuable pursuant to currently exercisable stock options and 5,000 shares held by Tower Hall Profit Sharing Trust for the benefit of Mr. Cassis.
(8) Includes 29,561 shares issuable pursuant to currently exercisable stock options.
(9) Includes 9,746 shares issuable pursuant to currently exercisable stock options.
(10) Consists of 9,746 shares issuable pursuant to currently exercisable stock options.
(11) Consists of 2,658 shares issuable pursuant to currently exercisable stock options.
(12) Consists of 9,746 shares issuable pursuant to currently exercisable stock options.

      To the Company's knowledge, there are no stockholders (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who owned beneficially more than five percent of the Common Stock as of March 31, 1998 and there have been no significant changes in stock ownership or control of the Company since March 31, 1998.

                            I. ELECTION OF DIRECTORS

     Seven directors of the Company are to be elected at the Meeting, each to serve until a successor shall have been chosen and qualified.

     It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented thereby in favor of the seven nominees listed below, unless otherwise instructed in such Proxy. Each such nominee is presently serving as a director. In case any of the nominees is unable or declines to serve, such persons reserve the right to vote the shares of Common Stock represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any person named will be unable or will decline to serve.

     Certain information concerning the nominees for election as directors of the Company is set forth below. Information concerning ownership of the Common Stock by such nominees and other directors is set forth in the preceding table. All of such information was furnished by them to the Company.

NOMINEES FOR ELECTION

     ANU D. SAAD, PH.D., age 41. Dr. Saad has been President and Chief Executive Officer of the Company since October 1993. Prior to that, she was the Company's Scientific Director and Director of Business Development. Before joining the Company in 1990, Dr. Saad was Assistant Professor of Cell Biology and Anatomy at Cornell University Medical College/New York Hospital. Dr. Saad has published extensively and is the recipient of many awards, including from the National Institute of Health, Muscular Dystrophy Association, Andrew W. Mellon Foundation, Charles H. Revson Foundation, Inc. and the American Cancer Society. Dr. Saad received her Bachelor's Degree in Biology from the University of Pennsylvania and her Ph.D. in Developmental Biology from the University of Chicago. Dr. Saad has been a director of the Company since 1993.

     JOHN L. CASSIS, age 49. Mr. Cassis has been Chairman of the Board of Directors of the Company since 1993. Mr. Cassis has been a partner in Hambro Health International, Inc. since 1994. Prior to that, he was a director of Salomon Brothers Inc, where he co-founded Salomon Brothers Venture Capital in 1986 and headed it from 1990 to 1994. From 1976 to 1981, he was a Managing Director of Ardshiel Associates Inc., a merchant bank. In 1972, Mr. Cassis was employed by Johnson & Johnson where he founded the J&J Development Corp., that firm's venture capital arm, and was J&J's Manager of Acquisitions. Mr. Cassis is currently on the Board of Directors of Healthtech Services Inc. and Ilex Oncology Inc., and is Chairman of the Board of Directors of Dome Imaging Systems, Inc. Mr. Cassis received his Bachelor's Degree and M.B.A. from Harvard University. Mr. Cassis has been a director of the Company since 1991.

     RICHARD J. COTE, M.D., age 43. Dr. Cote was one of the founders of IMPATH and is the Company's principal scientific and strategic consultant. Dr. Cote is Attending Pathologist at the Kenneth J. Norris Cancer Center and an Associate Professor of Pathology and Urology at the University of Southern California. He was trained at the University of Michigan, Cornell University Medical College/New York Hospital and Memorial Sloan-Kettering Cancer Center. Dr. Cote holds patents on monoclonal antibody technology and is a leader in the developmental use of monoclonal antibodies in cancer diagnosis and prognosis. Dr. Cote is also known for his work in breast, prostate and bladder cancers and in the immunopathological analysis of cancer. Dr. Cote has been or is on the Scientific Advisory Boards of Johnson & Johnson, Neoprobe Corporation and Chromavision Medical Systems Inc., and is a consultant to various national and international organizations, such as the National Cancer Institute. Dr. Cote graduated Phi Beta Kappa from the University of California with a Bachelor's Degree in Biology and Chemistry. He received his M.D. from the University of Chicago Pritzker School of Medicine. Dr. Cote has been a director of the Company since 1988.

     RICHARD KESSLER, age 67. Mr. Kessler is a private investor and is President of Empire City Capital Corporation and President and Managing Partner of various closely held corporations and partnerships with a broad base of investments. Mr. Kessler received his Bachelor's Degree in Economics from Colgate University. Mr. Kessler has been a director of the Company since 1991.

     JOSEPH A. MOLLICA, PH.D., age 57. Dr. Mollica is Chairman and Chief Executive Officer of Pharmacopeia, Inc., a Princeton, New Jersey-based company engaged in the field of research to discover low molecular weight drug compounds using combinatorial chemistry and automated high throughput screening. Prior to joining Pharmacopeia, Dr. Mollica was President and Chief Executive Officer of DuPont Merck Pharmaceutical Company. He also served as Vice President, Medical Products for DuPont, and Senior Vice President of Ciba-Geigy Corp. Dr. Mollica is currently on the Board of Directors of Pharmacopeia, Inc., Neurocrine Biosciences, Inc., USP, Inc. and the Biotechnology Council of New Jersey. He received his Bachelor's Degree in Pharmaceutical Chemistry from the University of Rhode Island and his Master's Degree and Ph.D. in Pharmaceutical and Physical Chemistry from the University of Wisconsin. Dr. Mollica has been a director of the Company since 1995.

     MARCEL ROZENCWEIG, M.D., age 52. Dr. Rozencweig has been Vice President, Strategic & Scientific Evaluation of the Pharmaceutical Group of Bristol-Myers Squibb Company since 1996. From 1983 to 1996, Dr. Rozencweig was Vice President, Infectious Diseases and Oncology at the Pharmaceutical Research Institute of Bristol-Myers. Dr. Rozencweig is well known for his work in medical oncology, new drug development and clinical trial methodology. At Bristol-Myers, he played a prominent role in the clinical development and registration strategies of many new anticancer agents and pioneered the regulatory approach to accelerated approval of new drugs for the treatment of life-threatening diseases. Dr. Rozencweig has also worked at the National Cancer Institute of the Jules Bordet Institute and has been a consultant to the German government for the appropriation of federal resources for cancer research in Germany. Dr. Rozencweig received his M.D.

from the Free University of Brussels. Dr. Rozencweig has been a director of the Company since August 1997.

     DAVID B. SNOW, JR., age 43. Mr. Snow is currently an independent consultant and was Executive Vice President of Oxford Health Plans, Inc. from 1993 through April 1998. He was responsible for the Medical Delivery Systems, Medical Management and Government Programs for the managed health care company, and was President of several Oxford subsidiaries. From 1988 through 1992, Mr. Snow was co-founder and President of Managed Healthcare Systems, Inc. ("MHS"), a managed health care company he cofounded committed to the development and operation of Medicaid managed care programs. Prior to MHS, Mr. Snow worked for U.S. Healthcare Inc., as Chief Operating Officer and subsequently President of its subsidiary, Health Maintenance Organization of New Jersey, Inc. Mr. Snow received his Bachelor's Degree in Economics from Bates College and his Master's Degree in Health Care Administration from Duke University. Mr. Snow has been a director of the Company since 1995.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, an Audit Committee and a Nominating Committee. The members of the Compensation Committee are John L. Cassis, Richard Kessler and David B. Snow, Jr. The Compensation Committee makes recommendations to the full Board as to the compensation of senior management, administers the Company's 1989 Stock Option Plan and 1997 Long Term Incentive Plan and determines the persons who are to receive options under such plans and the number of shares subject to each option.

     The members of the Audit Committee are John L. Cassis, Richard Kessler and Joseph A. Mollica, Ph.D. The Audit Committee acts as a liaison between the Board and the independent accountants and annually recommends to the Board the appointment of the independent accountants. The Audit Committee reviews with the independent accountants the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls and monitors other corporate and financial policies.

     The members of the Nominating Committee are John L. Cassis, Richard J. Cote, M.D. and Anu D. Saad, Ph.D. The Nominating Committee recommends to the Board nominees for election as directors of the Company.

     The Board of Directors met ten times during the fiscal year ended December 31, 1997. Each of the Audit Committee and the Nominating Committee met one time during the fiscal year ended December 31, 1997. The Compensation Committee met twice during the fiscal year ended December 31, 1997. Each of the persons named above attended at least 75% of the meetings of the Board of Directors and meetings of any Committees of the Board on which such person served which were held during the time that such person served.

     The certificate of incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware corporation law is amended to eliminate further or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by such law, as so amended. Any repeal or modification of such provision of the certificate of incorporation by the stockholders of the Company shall be prospective only and shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

EXECUTIVE OFFICERS

     Certain information concerning the executive officers of the Company is set forth below. Information concerning ownership of Common Stock by such executive officers is set forth under "Security Ownership of Directors and Officers." All information was furnished by them to the Company.

     ANU D. SAAD, PH.D. Information concerning Dr. Saad is set forth above under "Nominees for Election."

     JOHN P. GANDOLFO, age 37. Mr. Gandolfo has been Executive Vice President and Chief Financial Officer of the Company since April 1994 and Chief Operating Officer of the Company since November 1995. From 1987 through March 1994, Mr. Gandolfo served as Controller, Senior Vice President and Chief Financial Officer of Medical Resources Inc., a publicly held medical diagnostic imaging management company. Mr. Gandolfo was employed at the accounting firm of Price Waterhouse from 1982 to 1986, and at Dow Jones Telerate, Inc. in 1987. Mr. Gandolfo is a Certified Public Accountant and received his Bachelor's Degree in Economics and Business Administration from Rutgers University.

     MOACYR DASILVA, M.D., age 40. Dr. DaSilva has been Medical Director, Western Division of the Company since January 1998. Dr. DaSilva served as Associate Medical Director, Eastern Division of the Company from August 1994 through December 1997. Prior to joining the Company, Dr. DaSilva was Attending Pathologist and Chief of Cytopathology at Lenox Hill Hospital, New York. He is Attending Clinical Professor of Pathology at New York University and Adjunct Assistant Professor of Pathology at Cornell Medical Collage. Dr. DaSilva's area of expertise is surgical pathology with emphasis on gastrointestinal, pulmonary and head and neck pathology. Dr. DaSilva received his M.D. from the Universidade Federale do Rio Grande do Sul Brazil.

     BRUCE C. HORTEN, M.D., age 54. Dr. Horten has been Medical Director, Eastern Division of the Company since December 1993. Dr. Horten has been a member of the pathology staffs at the University of California at San Francisco, Memorial Sloan-Kettering Cancer Center and most recently at Lenox Hill Hospital. He continues to serve as a consultant at Lenox Hill Hospital and as an instructor in pathology at Cornell University Medical College. Dr. Horten received his anatomic pathology training at Cornell University Medical College/New York Hospital, his clinical pathology training at the University of California at San Francisco and completed a neuropathology fellowship with Lucien Rubinstein at Stanford University. Dr. Horten received his Bachelor's Degree in Chemistry from Drew University and his M.D. from Duke University.

     RICHARD P. ADELSON, age 32. Mr. Adelson has been Senior Vice President, Sales and Marketing of the Company since February 1998. From August 1996 through January 1998 he was Vice President, Sales of the Company. He was Director of Sales of the Company from August 1994 to August 1996. From January 1992 to August 1994, Mr. Adelson served the Company as District and Regional Sales Manager for the New York Metro Region. Prior to joining IMPATH, Mr. Adelson was a Sales Representative for Surgipath Medical Industries, Inc., a medical equipment company. Mr. Adelson received his Bachelor's Degree in Biology from the State University of New York at Albany and studied at the Harvard School of Dental Medicine.

EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning the compensation of the Chief Executive Officer of the Company, and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997.


                           SUMMARY COMPENSATION TABLE

                                                                                         Long Term
                                                                Annual Compensation     Compensation
                                                              -----------------------   ------------
                                                                                           Shares    All Other
                                                   Fiscal                                Underlying   Compen-
      Name and Principal Position                   Year       Salary         Bonus        Options    sation(1)
-------------------------------------------------   ----      --------       --------      -------    ---------

Anu D. Saad, Ph.D................................   1997      $210,000       $103,500       50,000      $1,931
   President and Chief Executive Officer            1996       190,000         90,000       30,000       1,766
                                                    1995       165,000         50,000          --          --
John P. Gandolfo ................................   1997       190,000         54,000       42,500       2,248
   Executive Vice President, Chief Operating        1996       175,000         50,000       25,000       2,041
   Officer and Chief Financial Officer              1995       140,000         30,000          --          758
Rogelio R. Rojas-Corona, M.D.(2).................   1997       250,000            --           --        2,300
   Vice President, Medical Affairs and Medical      1996       230,000            --        10,000       2,300
   Director, Western Division                       1995       210,000            --           --        1,143
Bruce C. Horten, M.D.............................   1997       230,000            --        17,000       2,117
   Medical Director, Eastern Division               1996       210,000            --         7,500       2,150
                                                    1995       200,000            --           --        1,083
Richard P.Adelson................................   1997       125,000         67,500        30,000      1,618
   Senior Vice President, Sales and Marketing       1996       115,000         65,000        13,000      1,225
                                                    1995        90,000         45,000           --         617


-------------------
(1) Consists of contributions made by the Company to the IMPATH Inc. 401(k) Retirement Savings Plan on behalf of such executive officer.

(2)  Dr. Rojas-Corona retired from the Company effective January 1, 1998.

     The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1997. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the exercise price of the options during the full terms of the options. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission regulations. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.


                     OPTION GRANTS IN THE FISCAL YEAR ENDED
                                DECEMBER 31, 1997


                                                                               Potential Realizable Value
                                                                                at Assumed Annual Rates
                                                                               of Stock Price Appreciation
                                       Individual Grants                             For Option Term
                            ---------------------------------------------------   ----------------------
      Name                  Options   % of Total Options  Exercise
-----------------------     Granted   Granted to Employees  Price    Expiration
                              (#)        in Fiscal Year     ($/Sh)      Date          5%          10%
                            ------       --------------     ------    ---------    --------     ---------

Anu D. Saad, Ph.D.          25,000                 7.3%     18.50      4/11/07     $290,875     $ 737,100
                            25,000                  7.3     26.88     12/19/07      422,625     1,071,000
John P. Gandolfo            20,000                  5.8     18.50      4/11/07      232,700       589,680
                            22,500                  6.6     26.88     12/19/07      380,363       963,900
Rogelio R. Rojas-              --                    --       --           --           --            --
 Corona, M.D. (1)
Bruce C. Horten,  M.D.      17,000                  5.0     26.88     12/19/07      287,385       728,280
Richard P. Adelson          15,000                  4.4     18.50      4/11/07      174,525       442,260
                            15,000                  4.4     26.88     12/19/07      253,575       682,200

-------------------
(1)  Dr. Rojas-Corona retired from the Company effective January 1, 1998.

     The following table sets forth the number of shares of Common Stock acquired upon the exercise of options by the executive officers of the Company named in the Summary Compensation Table during 1997, the aggregate market value, net of exercise price, of such shares on the date of such exercise for each such executive officer and the number and value of options held by such officers at December 31, 1997.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR END OPTION VALUES



                                                      Number of Unexercised       Value of Unexercised
                                                              Options             In-the-Money Options
                                                      at 1997 Fiscal Year End    at 1997 Fiscal Year End
                                                      -------------------------  -----------------------
                          Shares Acquired   Value
      Name                on Exercise (#)  Realized   Exercisable  Unexercisable Exercisable  Unexercisable
-------------------------   -----------    --------     --------   ------------- -----------   ------------

Anu D. Saad, Ph.D.              49,394     $883,446      97,097         77,032   $2,744,804    $1,182,425
John P. Gandolfo                 6,208      120,797      14,810         63,267      293,296       932,296
Rogelio R. Rojas-               21,973      412,359       3,167          6,833       57,861       120,889
  Corona, M.D.(2)
Bruce C. Horten, M.D.                ?            ?       9,148         24,212      248,578       248,248
Richard P. Adelson               5,050       93,064       8,709         39,873      179,232       537,048


---------------------

(1) In-the-money options are those where the fair market value of the underlying Common Stock exceeds the exercise price of the option. The value of in-the-money options is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the option from the aggregate year-end value of the underlying Common Stock.

(2) Dr. Rojas-Corona retired from the Company effective January 1, 1998.



EMPLOYMENT-RELATED AGREEMENTS WITH EXECUTIVE OFFICERS

     The Company has entered into employment-related agreements with each of Dr. Saad, Mr. Gandolfo, Dr. Horten, Dr. DaSilva and Mr. Adelson, the executive officers of the Company. Each agreement provides that in the event that the employment of the executive officer is terminated by the Company without cause or the executive officer terminates his or her employment for good reason, the Company will continue to pay his or her base salary for one year after termination, subject to setoff for any cash compensation paid to the executive officer by any subsequent employer during such one-year period. Each agreement also provides that the stock options granted to each executive officer prior to September 12, 1997 will fully vest upon a merger, consolidation or tender or exchange offer that results or would result in a change in control of the Company, or the sale of all or substantially all of the assets of the Company. Each executive officer is prohibited under his or her agreement from engaging in any business in competition with the Company during the period of his or her employment with the Company and for one year thereafter.

COMPENSATION OF DIRECTORS

     The Company pays its directors who are not employees of the Company a fee of $1,000 for each directors' meeting attended. On April 11, 1997, the Company granted Richard J. Cote, M.D. stock options to purchase 20,000 shares of Common Stock at a purchase price of $18.50 per share. On December 19, 1997, the Company granted to Dr. Cote stock options to purchase an additional 7,000 shares of Common Stock at a purchase price of $26.88 per share. The options granted to Dr. Cote in 1997 vest over a four-year period following the respective dates of grant. On August 28, 1997, the Company granted to Marcel Rozencweig, M.D. stock options to purchase 10,632 shares of Common Stock at a purchase price of $24.75 per share. The options granted to Dr. Rozencweig vest over a three-year period following the date of grant.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

     All executive officer compensation decisions have been made by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are John L. Cassis, Richard Kessler and David B. Snow, Jr. Mr. Snow became a member of the Compensation Committee on March 27, 1997, succeeding Mary H. Shockey who was a member of the Compensation Committee until her resignation from the Board of Directors on March 27, 1997. All of the current and former members of the Compensation Committee are and have been independent directors of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, directors and officers of the Company, and persons who own more than ten percent of the Common Stock, are required to file reports concerning their beneficial ownership of securities of the Company with the Securities and Exchange Commission. Directors, officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and confirmations that no other reports were required during the fiscal year ended December 31, 1997, except as provided below, its directors, officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements. Dr. Rozencweig was elected as a Director of the Company in August 1997 and filed his initial report of ownership on Form 3 in February 1998. Dr. DaSilva was appointed an executive officer of the Company in January 1998 and filed his initial report of ownership on Form 3 in February 1998. Exercises of options to purchase Common Stock by Dr. Saad in February 1997 and by Mr. Adelson in October 1997 were reported on their annual statements of changes in ownership on Form 5 in February 1998. A sale of shares of Common Stock by Yiatin Chu in July 1997 was reported on her annual statement of changes in ownership on Form 5 in February 1998.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total shareholder return on the Common Stock to the S&P 500 Index and to the SIC Code Index for the Company since its initial public offering. The SIC Code Index is composed of 29 public companies with the same Standard Industrial Classification Code as IMPATH. The graph assumes that $100 was invested in the Common Stock at the Company's initial public offering price of $13.00 and in each Index on February 21, 1996 and that all dividends were reinvested.


                             CUMULATIVE TOTAL RETURN
                                COMPARISON GRAPH


    [PERFORMANCE GRAPH DEPICTING TOTAL SHAREHOLDER RETURN COMPARED TO THE
                     S&P 500 INDEX AND THE SIC CODE INDEX]

                                           02/21/96               12/31/96              12/31/97
IMPATH Inc.                                  100.00                125.00                 218.33
SIC Code Index                               100.00                 83.27                  70.11
S&P 500 Index                                100.00                117.82                 157.13

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") determines the compensation arrangements for executive officers and senior management of the Company. In formulating the Company's executive compensation program, the Committee seeks to provide competitive levels of compensation which will assist the Company in attracting and retaining qualified executives, reward individual initiative and achievement and integrate executive pay with the interests of the Company's stockholders in achieving the Company's annual and long-term performance goals.

     The compensation program for the Company's executives consists of base salary, an annual incentive bonus plan for the chief executive officer, the chief financial officer and the senior vice president of sales and marketing, and stock options. The Company's salary levels are intended to be consistent with competitive requirements and levels of responsibility. Salary levels are largely determined through comparisons with companies of similar size and complexity. Salary adjustments, which are normally made annually, are determined by monitoring the competitive market place, the overall financial performance of the Company, the performance of the individual executive and any increased responsibilities assumed by the executive. On the basis of the foregoing factors, the Committee established a 1997 salary of $210,000 for Anu D. Saad, Ph.D., President and Chief Executive Officer of the Company.

     Awards under the annual incentive bonus plan are based upon the level of achievement by the Company of its annual financial plan as approved by the Board of Directors. The financial plan focuses on achievement of certain levels of revenues and pre-tax income, which the Committee believes are primary determinants of share price over time. The financial plan is established at the beginning of each fiscal year by the Board of Directors after consultation with management. A target bonus opportunity is established for each executive based on his or her level of responsibility, potential contribution to the success of the Company and competitive considerations. To determine the actual award to an executive, a year-end assessment is made of the Company's performance and the executive's role in achieving that performance. This individual assessment, combined with the Company's financial results, insures that individual awards reflect an executive's specific contribution to the success of the Company. For 1997, payments under the annual incentive bonus plan were $103,500 to Dr. Saad, $54,000 to John P. Gandolfo, Executive Vice President and Chief Financial Officer of the Company, and $67,500 to Richard P. Adelson, Senior Vice President, Sales and Marketing of the Company.

     The Company periodically grants stock options to its executive officers and other key employees. Stock option grants are intended to provide the Company's executives and other key employees with a significant incentive to work to maximize stockholder value. The Committee strongly believes that by providing its executives and key employees who have substantial responsibility for the management and growth of the Company with an opportunity to profit from increases in the value of the Company's stock, the interests of the Company's stockholders and executives will be most closely aligned. The number of options granted to executive officers is based on individual performance and level of responsibility and must be sufficient in size to provide a strong incentive for executives to work for the long term business interests of the Company.


     Section 162(m) of the Code limits the deductibility of compensation exceeding $1 million to each of the Company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation meeting the requirements promulgated by the Internal Revenue Service under Section 162(m) will not be subject to the deduction limit. The Company intends to qualify its executive compensation arrangements to comply with such requirements.

     The Committee believes that the compensation program for executives of the Company is competitive with the compensation programs provided by other companies with which the Company competes for executive talent and by other companies of similar size in similar industries. The Committee believes that amounts paid under the incentive bonus plan are appropriately related to Company and individual performance, yielding awards which are directly linked to the annual and longer term financial results of the Company. The Committee also believes that the stock option program provides opportunities to executives that are consistent with the returns that are generated on behalf of the Company's stockholders.

     In December 1997 the Company entered into employment-related agreements with each of Dr. Saad, Mr. Gandolfo and Mr. Adelson, and with its Medical Directors, Bruce C. Horten, M.D. and Moacyr DaSilva, M.D. Each agreement provides that in the event that the employment of the executive is terminated by the Company without cause or the executive terminates his or her employment for good reason, the Company will continue to pay his or her base salary for one year after termination, subject to setoff for any cash compensation paid to the executive officer by any subsequent employer during such one-year period. Each agreement also provides that stock options granted to each executive officer prior to September 12, 1997 will fully vest upon a merger, consolidation or tender or exchange offer that results or would result in a change in control of the Company, or the sale of all or substantially all of the assets of the Company. Each executive is prohibited under his or her agreement from engaging in any business in competition with the Company during the period of his or her employment with the Company and for one year thereafter. The Committee believes that these agreements further the interests of the Company while providing fair compensation to its executives in the event of the occurrence of a termination of employment or a change in control of the Company as described in the agreements.

     David B. Snow, Jr. became a member of the Compensation Committee on March 27, 1997, succeeding Marcy H. Shockey who was a member of the Compensation Committee until her resignation from the Board of Directors on March 27, 1997.


                                            THE COMPENSATION COMMITTEE
                                            OF THE BOARD OF DIRECTORS

                                                     John L. Cassis
                                                     Richard Kessler
                                                     David B. Snow, Jr.

                          II. RATIFICATION OF SELECTION
                           OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected KPMG Peat Marwick LLP to serve as independent accountants for the Company for the fiscal year ending December 31, 1998. The Board of Directors considers KPMG Peat Marwick LLP to be eminently qualified.

     Although it is not required to do so, the Board of Directors is submitting its selection of KPMG Peat Marwick LLP for ratification at the Meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

     The Board of Directors recommends that stockholders vote FOR ratification of the selection of KPMG Peat Marwick LLP to examine the financial statements of the Company for the Company's fiscal year ending December 31, 1998. It is the intention of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented thereby in favor of such ratification unless otherwise instructed in such Proxy.

     A representative of KPMG Peat Marwick LLP will be present at the Meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

                               III. OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

MISCELLANEOUS

     If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominees proposed by the Board of Directors in the election of directors and FOR the ratification of the Board of Directors' selection of independent accountants for the Company. Any Proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a Proxy or the subsequent delivery of a Proxy will have the effect of revoking the initial Proxy.

     All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone, telecopier or telegram, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

     It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

STOCKHOLDER PROPOSALS


     Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company by January 8, 1999 in order to be considered for inclusion in the Company's Proxy Statement relating to such Meeting.



NEW YORK, NEW YORK                          JOHN P. GANDOLFO, SECRETARY
MAY 8, 1998